EXHIBIT 2.1







                          AGREEMENT AND PLAN OF MERGER
                            Dated as of July 7, 2001

                                      among

                          Daleco Resources Corporation,
                             DROC Acquisition, Inc.

                                       and

                                    16/6, Inc
                                  Thomas Smith

      THIS FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 7th day of July, 2001 by and among Daleco Resources Corporation, a Delaware corporation ("DRC"), DROC Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of DRC ("Merger Sub"), 16/6,Inc. a Pennsylvania corporation ("16/6"), and Thomas Smith (" Principal Shareholder").

                                    RECITALS
                                    --------

      WHEREAS, 16/6 owns the rights to United States Patent Pending, Serial No:
09/659641, "System and Method for Providing Content" ("Patent"), "I Top" 1.0 information technology evaluation and benchmarking software and other valuable assets and technology ("Assets");

      WHEREAS, Thomas Smith, either individually or jointly with his spouse owns 100 shares of common stock of 16/6, representing 100% of the issued and outstanding common stock of 16/6;

      WHEREAS, the Boards of Directors of DRC and 16/6 deem it advisable and in the best interests of the shareholders of their respective corporations that 16/6 be acquired by DRC through the merger of 16/6 with and into Merger Sub (the "Merger") pursuant to the Pennsylvania Business Corporation Law ("BCL") and in accordance with the provisions of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

      SECTION 1.1. THE MERGER. At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement, 16/6 shall be merged with and into Merger Sub in accordance with the provisions of the BCL. Following the Merger, Merger Sub shall continue as the surviving corporation under the name of 16/6 (the "Surviving Corporation"), and the separate corporate existence of 16/6 shall cease. Merger Sub and 16/6 are sometimes collectively referred to herein as the "Constituent Corporations".



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

      SECTION 1.2. EFFECT OF THE MERGER. The separate corporate existence of Merger Sub, with all of its purposes, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the separate corporate existence of 16/6 shall cease, and the Surviving Corporation shall succeed to all the Assets of the Constituent Corporations and to all debts, chooses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for (subject to the terms herein), all the debts, liabilities and duties of the Constituent Corporations with the effects provided by the applicable provisions of the BCL.

      SECTION 1.3. CLOSING AND EFFECTIVE TIME. On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated pursuant to Article X, on or before July 30, 2001 (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Department of State of the Commonwealth of Pennsylvania (the "Articles of Merger"), in the form agreed by the parties hereto. For purposes of this Agreement, "Effective Time" shall mean the date and time of the filing and acceptance of the Articles of Merger with the Department of State of Commonwealth of Pennsylvania, or such later time as may be agreed by each of the parties hereto and specified in the Articles of Merger. Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at 10 a.m. at the offices of Ehmann, Van Denbergh & Trainor, P.C., Suite 725, Two Penn Center Plaza, Philadelphia, Pennsylvania 19102 (or such other place as the parties may agree). The date on which the Closing occurs is referred to as the "Closing Date."

      SECTION 1.4. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation following the Merger until amended in accordance with applicable law.

      SECTION 1.5. OFFICERS AND DIRECTORS. The officers of 16/6 immediately prior to the Effective Time shall be become the officers of the Surviving Corporation following the Merger and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified. The directors of Merger Sub as of the Effective Time shall continue as directors of the Surviving Corporation and shall serve until their successors are elected and qualified.

      SECTION 1.6. MERGER CONSIDERATION.
                   --------------------

      (a) Subject to the provisions and conditions set forth below, the consideration for the Merger (the "Merger Consideration") shall be:



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           (i) One Million (1,000,000) shares of DRC common stock, par value
$.01 ("Common Stock") ("Consideration Stock"); provided, however, that if a binding agreement for the license, lease or sale of the Assets is entered into within ninety (90) days of the Effective Date for consideration the present value of which is in excess of Eight Million Dollars ($8,000,000), then the amount of the Consideration Stock shall be One Million Five Hundred Thousand shares of Common Stock; plus

           (ii) After DRC's receipt of the first One Million Dollars ($1,000,000) assuming One Million shares of Common Stock are issued under
Section 1.6 (a)(i) above, or One Million Five Hundred Thousand Dollars ($1,500,000) assuming One Million Five Hundred Thousand shares of Common Stock are issued under Section 1.6 (a) (i) above ("Initial Payment"), two thirds of all proceeds realized by DRC from any third party for any of the Assets sold, leased or licensed pursuant to an agreement of sale, lease or license if the date of such agreement of sale, lease or licenses is prior to the second anniversary of the Effective Date ("Asset Proceeds"). The Asset Proceeds shall be payable to the Shareholders when, if and as received and for as long same are received by DRC.

      SECTION 1.7. CONVERSION OF SHARES.
                   --------------------

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, 16/6 or the holders of any of the following securities, each of the following will occur:

           (i) Each share of common stock, par value $.01 per share, of 16/6 issued and outstanding immediately prior to the Effective Time (the "Shares") shall no longer be outstanding, and the holders thereof (the "16/6 Shareholders") shall cease to have any rights with respect to such Shares, except the right to receive the Net Merger Consideration Per Share. The "Net Merger Consideration Per Share" shall mean the Merger Consideration divided by the number of Shares issued and outstanding immediately prior to the Effective Time.

           (ii) Each share of common stock of Merger Sub shall be converted into and become one share of the Surviving Corporation's common stock. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Merger Sub's common stock, shall evidence ownership of shares of the Surviving Corporation's common stock, and shall be fully paid and nonassessable.

      (b) At Closing, each 16/6 Shareholder shall surrender the certificate or certificates theretofore representing such 16/6 Shareholder's Shares ("Certificates"), to the Exchange Agent, and upon such surrender, the


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

surrendering 16/6 Shareholder shall be entitled to receive payment for the Shares represented by such Certificates in accordance with Section 1.6 hereof. At the Effective Time, the stock transfer books of 16/6 shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of 16/6. If payment for the Shares is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such exchange that the surrendered Certificate be properly endorsed or otherwise in proper form for transfer and that the Person requesting such issuance shall either (i) pay to the Exchange Agents any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate, or (ii) establish to the satisfaction of the Exchange Agents that such tax has been paid or is not payable. The Merger Consideration issued or paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

      SECTION 1.8. WITHHOLDING. The Exchange Agent shall deduct and withhold, for the benefit of DRC and the Surviving Corporation, from the Net Merger Consideration otherwise payable pursuant to this Agreement to any 16/6 Shareholder, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the 16/6 Shareholders in respect of which such deduction and withholding was made.

      SECTION 1.9. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the 16/6 Shareholder claiming such Certificate to be lost, stolen or destroyed and any other documents required pursuant to Section 1.8, the Exchange Agent shall, after the Effective Time, pay such 16/6 Shareholder for the Shares represented by the lost, stolen or destroyed Certificate pursuant to the terms hereof.

      SECTION 1.10. NO LIABILITY. Neither DRC, the Surviving Corporation nor any of their respective officers, directors, shareholders, employees, agents or representatives shall be liable to any 16/6 Shareholder for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

      SECTION 1.11. RESPONSIBILITY OF EXCHANGE AGENT. The Exchange Agent, shall have sole responsibility for effecting the surrender and cancellation of Certificates representing all of the Shares, distributing the Merger


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

Consideration to the 16/6 Shareholders, and taking all other actions necessary or appropriate to consummate the exchange of the Shares in accordance with this
Article I and as required by law. None of DRC, the Surviving Corporation or any of their respective officers, directors, shareholders, employees, agents or representatives shall be liable to any 16/6 Shareholder or any third party for any action or inaction of the Exchange Agent in performing or failing to perform their duties hereunder, and Exchange Agent shall indemnify DRC and the Surviving Corporation for such liability pursuant to Section 8.1 hereof. Except as expressly provided in this Article I, Exchange Agent shall have no authority by virtue of this Agreement or otherwise to contract or otherwise act on behalf of DRC and/or the Surviving Corporation, and Exchange Agent shall not represent themselves to any third party, including without limitation any Shareholder, as having such authority.

      SECTION 1.12. BALANCE OF EXCHANGE ACCOUNT. Any funds remaining in the Exchange Account on the date that is ninety one (91) days after the payment of funds into the Exchange Agent Account, or such earlier date as payment has been made for all of the Shares in accordance with this Article I (or as otherwise required by law), shall be delivered by the Exchange Agent to DRC, together with appropriate records indicating the total amount of funds disbursed and Certificates received. Upon and after such delivery, DRC, or such Person as may be designated by DRC, shall act as the successor ("Successor Exchange Agent") exchange agent for DRC and the Surviving Corporation; provided, however, that nothing in this Section 1.12 shall be deemed to relieve the Exchange Agent from any liability incurred by such Exchange Agent during the period for which they were responsible for distributing the Merger Consideration, including, without limitation, their indemnification obligations pursuant to Section 8.1 hereof. DRC shall indemnify and hold harmless the Principal Shareholder, individually and jointly, for any liability to any Shareholder arising from the actions of the Successor Exchange Agent in accordance with the provisions of Section 8.1(b) below.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF 16/6 AND
                   ------------------------------------------
                            THE PRINCIPAL SHAREHOLDER
                            -------------------------

      16/6 and the Principal Shareholder, represents and warrants to DRC and Merger Sub as follows:

      SECTION 2.1. CAPITAL STOCK. The authorized capital stock of 16/6 consists of 1000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding as of the date of this Agreement to the Persons and in the proportions set forth on Schedule 2.1. There are no shares of 16/6 capital stock held in treasury. All such outstanding shares of 16/6 (a) have


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been duly authorized and validly issued and are fully paid and non-assessable, and (b) have been issued in compliance with all applicable federal and state securities laws. There are no outstanding warrants, options, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of any of 16/6 or any restrictions or limitations thereon.

      SECTION 2.2. OWNERSHIP OF STOCK The Principal Shareholder, with his respective spouse, owns all of his Shares free and clear of all liens, encumbrances, restrictions and claims of every kind (collectively, "Liens"). .

      SECTION 2.3. ORGANIZATION; GOOD STANDING; OWNERSHIP. 16/6 is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Certified copies of the Companies' respective Articles of Incorporation and By-laws, and all amendments thereto to date, have been delivered to DRC, and the same are complete and correct. 16/6 has the full and unrestricted power and authority to own the Assets now owned by it and to conduct the business presently being conducted by it. 16/6 is not qualified to do business as a foreign corporation in any state other than its state of incorporation.

      SECTION 2.4. AUTHORITY. 16/6 has the full corporate power and authority, and the Principal Shareholder has the requisite capacity, legal right and power, to make, execute, deliver and perform this Agreement, including all Exhibits and Schedules hereto, and all of the other instruments and documents required or contemplated hereby and thereby ("16/6's Transaction Documents"). Such execution, delivery and performance have been duly authorized by all necessary action by the Board of Directors of 16/6, and 16/6 shall deliver to DRC at Closing certified resolutions of the Board of Directors, as required by the BCL, of 16/6 authorizing the transactions contemplated hereby. On or before the Closing Date, the Merger shall have been duly authorized and approved by the 16/6 Shareholders of 16/6, and 16/6 shall provide DRC with the certified results of the meeting of the 16/6 Shareholders of 16/6 called to vote on the Merger in accordance with the BCL.

      SECTION 2.5. BINDING EFFECT. To the extent this Agreement is binding upon DRC and Merger Sub, this Agreement, and each of 16/6's Transaction Documents to be signed by 16/6 and/or the Principal Shareholder, constitute or will constitute the valid and binding obligations of 16/6 and the Principal Shareholder, as the case may be, enforceable against each of them in accordance with their respective terms.

      SECTION 2.6. ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of 16/6's Transaction Documents to be signed by 16/6 and the Principal Shareholder, nor the performance by 16/6 and the


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

Principal Shareholder of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) any of the Companies' Articles of Incorporation or By-laws, (ii) any law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect and applicable to the Companies or the Principal Shareholder; (iii) any rule or regulation of any administrative agency or other governmental authority currently in effect and applicable to the Companies or the Principal Shareholder; or (iv) any agreement, indenture, contract or instrument to which the Companies or the Shareholder are now a party or by which any of them is bound.

      SECTION 2.7. GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth on Schedule 2.7 hereto, the execution, delivery and performance of this Agreement by 16/6 and the Principal Shareholder, and the consummation of the transactions contemplated hereby, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local, or any other Person.

      SECTION 2.8. CONTRACTS.
                   ---------

      (a) Schedule 2.8(a) sets forth a true, complete and correct list of all written agreements, contracts and commitments to which 16/6 is a party or by which it or any of Assets are bound in excess of $5,000 in face amount (the "Contracts"). All the information set forth on Schedule 2.8 with respect to the Contracts are true, complete and accurate. The Contracts and commitments referred to in this Section 2.8 were entered into and require performance in the ordinary course of 16/6's respective businesses. To the extent valid and binding on the other parties to the Contract, each of the Contracts is valid and enforceable in accordance with its terms and is in full force and effect. There is no default by 16/6 and 16/6 is not in receipt of a notice of default, set-off or claim of default under any provision thereof. To the best of 16/6's knowledge after inquiry, there is no default by any other party to the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute such a default or breach. Except as set forth on Schedule 2.8(a), all amounts due and payable under the Contracts are current. Through the Closing Date all Contracts will be paid in the ordinary course. Except as listed on Schedule 2.7 or 2.8, each of said Contracts shall remain in full force and effect without the need for third party consent and shall not be otherwise effected as a result of the consummation of the transactions contemplated by this Agreement.

      (b) Except as listed on Schedule 2.8, 16/6 is not a party to or liable in connection with, and has not granted, any currently in force, written or oral:



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           (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination agreement with, any director, officer, employee, consultant or agent or group of employees;

           (ii) agreement or arrangement for the sale of any of the Assets, (by sale of assets, sale of stock, merger or otherwise);

           (iii) joint venture contract or similar arrangement or agreement which is likely to involve a sharing of profits or future payments; or

           (iv) licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment.

      SECTION 2.9. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 2.9, 16/6 does not have any liabilities or obligations, and there is no basis for any assertion against 16/6 of any liability or obligation, except those liabilities or obligations which are: (a) disclosed in this Agreement or in the Schedules hereto, or (b) incurred in the ordinary course of business, consistent with past practice and, which are, in the aggregate, not material to 16/6. For the purposes of this Agreement the phrase "liabilities or obligations" shall include any direct or indirect indebtedness, guaranty, endorsements, claim, loss, damage, deficiency or obligation, known or unknown, absolute or contingent, accrued or unaccrued, due or to be due, liquidated or unliquidated.

      SECTION 2.10. MATERIAL CHANGES. Since December 8, 2000, there has not been, any material adverse change in the condition (financial or otherwise), of 16/6 or its operations. Since its inception, 16/6 has conducted its business only in the normal course, and 16/6 has not (i) sold, assigned, transferred or encumbered any of the Assets outside the normal course of its businesses, (ii) amended, terminated or had terminated any material Contract, or (iii) increased the compensation or benefit packages payable to its respective employees; nor have the Principal Shareholder sold or encumbered the Shares owned or held by them.

      ECTION 2.11. INTELLECTUAL PROPERTY. Schedule 2.11 attached hereto sets forth a list of all 16/6's (i) patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and

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

information, and (vi) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) (together, "Proprietary Rights"). Schedule 2.11 also lists all licenses, sublicenses and other agreements as to which 16/6 is a party and pursuant to which any Person is authorized to use such Proprietary Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Since its inception, 16/6 has not been sued, charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any Proprietary Rights. No Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by 16/6 or restricting the licensing thereof by 16/6 to any Person. 16/6 has not entered into any agreement to indemnify any other Person against any charge of infringement of any Proprietary Rights.


      SECTION 2.12. TITLE TO AND CONDITION OF REAL PROPERTY.
                    ---------------------------------------

      Except as set forth on Schedule 2.12, 16/6 owns no real property.

      SECTION 2.13. TITLE TO AND CONDITION OF PERSONAL PROPERTY.
                    -------------------------------------------

      (a) Set forth on Schedule 2.13 attached hereto is a true, complete and accurate depreciation schedule of all of the material items of tangible property owned by 16/6.

      (b) Except for the security interests and other Liens listed and described on Schedule 2.13 and Permitted Encumbrances, 16/6 has good and marketable title to all personal property owned by it, subject to no Liens or restraints on transfer whatsoever. All personal property of 16/6 is in good operating condition and repair (ordinary wear and tear and routinely scheduled maintenance excepted) and is suitable and adequate for the uses for which it is intended or is being used. No other Person has any right to the use or possession of any of such property except as set forth on Schedule 2.13.

      (c). Schedule 2.13 sets forth a complete and correct copy of each of the leases relating to the assets or the businesses of 16/6 or to which 16/6 is a party (together with all modifications or amendments thereto), the annual rental and unexpired lease term thereby, and all the information set forth on Schedule
2.13 is complete, correct and accurate. Except as otherwise set forth on
Schedule 2.13, each of said leases shall remain in full force and effect notwithstanding the consummation of the transactions contemplated by this Agreement.


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


      SECTION 2.14. ACCOUNTS RECEIVABLE; INVENTORY.
                    ------------------------------

      Set forth on Schedule 2.14 is a complete list, with aging of all accounts receivable, accounts payable and inventory of 16/6.

      SECTION 2.15. SUBSIDIARIES AND INVESTMENTS. Except as set forth in Section
2.1 hereof or on Schedule 2.15, none of the Companies owns, directly or indirectly, any capital stock or other equity or ownership, or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

      SECTION 2.16. LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS; APPROVALS.
                    --------------------------------------------------

      (a) Except as set forth on Schedule 2.16, there are no disputes, claims, actions, suits or proceedings, arbitration or investigations, either administrative or judicial, pending or, to the knowledge of 16/6 and the Principal Shareholder, threatened in writing, against or affecting 16/6 or its business, the Assets or capital stock of 16/6, the legality or validity of this Agreement, or 16/6's or the Principal Shareholder's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

      (b) The operation of 16/6 has been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental and regulatory authorities having jurisdiction over 16/6 and the Assets, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, third-party reimbursement, environmental protection, fire, zoning and building and occupational safety matters, except for violations that individually or in the aggregate would not and, insofar as may reasonably be foreseen, in the future will not, have a material adverse effect on the Assets or the business or the operation of 16/6.

      SECTION 2.17. EMPLOYEES. 16/6 has no employees.

      SECTION 2.18. INSURANCE AND SURETY AGREEMENTS. Schedule 2.18 attached hereto sets forth a list of: (a) all policies of insurance held or owned by 16/6 or otherwise in force and providing coverage for its business or the Assets; (b) indemnity agreements and other agreements of suretyship made for or held by 16/6 or otherwise in force and relating to 16/6's business or the Assets; and (c) any claims made thereunder16/6 has not been advised in writing by its insurance carrier of any intention on the part of such carrier to terminate coverage and there are no disputes between 16/6 and any insurance carrier regarding coverage, claims, settlements or premiums..



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

      SECTION 2.18. ENVIRONMENTAL COMPLIANCE.
                    ------------------------

      Except as set forth on Schedule 2.18, at no time during 16/6's operations, and to 16/6's and the Principal Shareholder' knowledge, at no time has 16/6 or its respective agents or representatives, ever been served with a notice from any governmental body claiming any violation of any federal, state or local law, regulation or ordinance concerning the generation, handling, storage, or disposal of any toxic waste, or the environmental state, condition, or quality of the premises occupied by 16/6.

      SECTION 2.19. TAX MATTERS. 16/6 has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it with respect to all taxes, federal, state and local. Except as set forth on
Schedule 2.19 as of the time of filing, such returns were accurate and complete. All taxes due, and all additional assessments received, have been paid or provided for on 16/6's books and records in accordance with generally accepted accounting procedures (whether or not shown on any such return). 16/6 is not delinquent in the payment of any tax and has not requested any extension of time within which to file or send any tax return, which return has not since been filed or sent. 16/6 has not waived the statute of limitations in respect of any taxes or agreed to any extension of time with respect to any tax assessment or deficiency. There are no liens for taxes (other than for current taxes not yet due and payable) upon any 16/6 or the Assets. Attached hereto as Exhibit 2.19, are 16/6's tax returns for the calendar year 2000.

      SECTION 2.20. ACCURACY OF INFORMATION. Neither this Agreement nor the Schedules hereto or any certificate to be delivered at the Closing by 16/6 or the Principal Shareholder to DRC and Merger Sub in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading, or contains a statement which is misleading. The statements contained in the Schedules hereto or any certificate to be delivered at the Closing by 16/6 and the Principal Shareholder to DRC and Merger Sub in connection with this Agreement or any of the transactions contemplated hereby shall be deemed to constitute representations and warranties under this Agreement to the same extent as if set forth in this Agreement in full.


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

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DRC AND MERGER SUB
----------------------------------------------------

      DRC and Merger Sub, jointly and severally, represent and warrant to 16/6 and the Principal Shareholder as follows:

      SECTION 3.1. ORGANIZATION; STANDING; OWNERSHIP. Except as set forth on
Schedule 3.l, DRC and Merger Sub are both corporations duly organized, validly existing and in good standing under the laws of the states of their incorporation. Copies of DRC's and Merger Sub's Articles of Incorporation and By-Laws, and all amendments thereto to date, have been delivered to the Principal Shareholder, and the same are complete and correct. Each of DRC and Merger Sub have the corporate power and authority to own the property and assets now owned by such entity and to conduct the business presently being conducted by such entity.

      SECTION 3.2. AUTHORITY. DRC and Merger Sub each have the full corporate power and authority to execute, deliver and perform this Agreement including all Schedules hereto, and the other instruments and documents required or contemplated hereby and thereby ("DRC's Transaction Documents"). Such execution, delivery and performance have been duly authorized by all necessary corporate action on the part of DRC and Merger Sub.

      SECTION 3.3. BINDING EFFECT. To the extent this Agreement is binding on 16/6 and the Principal Shareholder, this Agreement, and each of DRC's Transaction Documents to be signed by DRC and/or Merger Sub, constitute or will constitute the valid and binding obligations of DRC and Merger Sub, as applicable, enforceable against DRC or Merger Sub, in accordance with their respective terms.

      SECTION 3.4. ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or any of DRC's Transaction Documents by DRC and Merger Sub, nor the performance by DRC and Merger Sub of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) DRC's or Merger Sub's Articles of Incorporation or By-Laws;
(ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or
(iv) any agreement, indenture, contract or instrument to which DRC or Merger Sub is now a party or by which it or any of its properties are bound.

      SECTION 3.5. LEGAL PROCEEDINGS. No suit, action, investigation or legal or administrative proceeding has been brought against DRC or Merger Sub, or to the best of DRC's and Merger Sub's knowledge, threatened against DRC or Merger Sub which would affect the validity or legality of this Agreement or DRC's and/or Merger Sub's ability to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                                CERTAIN COVENANTS

      SECTION 4.1. ACCESS. Prior to the Effective Time, DRC has been given access, to the books and records of 16/6. DRC may continue to make, or cause to be made, such investigation of 16/6's financial and legal condition, as DRC deems necessary or advisable to familiarize itself with 16/6 and/or matters relating to its history or operation. Without limiting the generality of the foregoing, DRC may, at any time after the date of this Agreement and prior to the Effective Time other studies as DRC may elect. 16/6 shall permit DRC and their authorized representatives (including legal counsel and accountants) to have full access to 16/6's books and records upon not less than twenty-four (24) hours advance notice, provided such access will not unreasonably disrupt 16/6's business. 16/6 will furnish, or cause to be furnished, to DRC such financial and operating data and other information and copies of documents with respect to 16/6's services, operations, and/or Assets, as DRC shall from time to time request to enable DRC and its representatives to investigate the affairs of 16/6 and the accuracy of the representations and warranties made in this Agreement. 16/6 shall permit

      SECTION 4.2. CONFIDENTIALITY. DRC agrees that certain of the information and records with respect to which it will be provided access hereunder is not available from public records and is confidential and proprietary to 16/6. DRC agrees not to disclose any such confidential or proprietary information except its third party agents and representatives, who agree to be bound by the confidentiality provisions of this Section 4.3, in connection with its due diligence investigation of the Companies and the Facilities or except as required by law or in connection with a legal proceeding.


                                    ARTICLE V

               OBLIGATIONS OF THE PARTIES UNTIL THE EFFECTIVE TIME
               ---------------------------------------------------

      SECTION 5.1. CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Between the date of this Agreement and the Effective Time, 16/6 and the Principal Shareholder shall maintain the separate corporate existence of 16/6 and conduct 16/6's business in the ordinary course consistent with past practices. Specifically, but without limitation, between the date hereof and the Effective

Time, 16/6 and the Principal Shareholder shall use their best efforts to:

      (a) maintain the Assets in substantially the state of repair, order and condition as on the date hereof;

      (b)maintain in full force and effect the insurance policies and binders currently in;

      (c) preserve intact the present business organization of 16/6; to the best of 16/6's and the Principal Shareholder' ability, keep available the services of 16/6's present employees and agents, and any other employees and agents employed in connection with its operations; not enter into any contract or agreement (or enter into negotiations in connection therewith) with any third party without the prior written consent of DRC which consent shall not be unreasonably withheld; and, to the best of 16/6's and the Principal Shareholder's ability, maintain 16/6's relations and goodwill anyone having business relating to 16/6;

      (c)maintain all of the books and records of 16/6 in accordance with its past practices;

      (d) not make any change in any of 16/6's authorized, issued or outstanding capital stock and not grant any options, or other rights of any kind to acquire, whether directly or indirectly, any of 16/6's capital stock or any security convertible into or exchangeable for the 16/6's capital stock;

      (e) not declare, set aside, or pay any dividend or make any other distributions with respect 16/6's capital stock or directly or indirectly redeem, retire or repurchase or otherwise acquire any of 16/6's capital stock

      (f) not issue, substitute stock certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless approved by DRC;

      (g) comply with all provisions of the Contracts listed in Schedule 2.8 and with any other agreements that 16/6 has entered into in the ordinary course of business since the date of this Agreement and with the provisions of all laws, rules and regulations applicable to 16/6's' business;

      (h) cause to be paid when due or obtain extensions, with the approval of DRC, for the payment of all taxes, assessments and changes or levies imposed upon 16/6 which 16/6 is required to withhold and pay over;

      (i) promptly advise DRC in writing of the commencement, or the receipt of a written threat to commence, against 16/6 or the Principal Shareholder of any dispute, claim, action, suit or proceeding, arbitration or investigation that would materially adversely affect the operations, properties, assets or prospects of 16/6;

      (j) not sell, lease, license, option or grant a security interest in, license, incur or create any Liens on or otherwise dispose of and of the;

      (k) not incur any debt or obligation, except current liabilities incurred in the ordinary course of business; and,

      (l) not agree or commit to do any act prohibited by the foregoing.

      SECTION 5.2. REQUEST FOR INFORMATION. DRC, 16/6 and the Principal Shareholder shall each notify the others within five (5) days in the event that such party receives a nonroutine request for information with respect to the transaction contemplated hereby from any governmental agency or any third party.

      SECTION 5.3. EXCLUSIVE NEGOTIATIONS. From and after the execution of this Agreement through the Effective Time, neither 16/6 nor the Principal Shareholder shall (i) sell, transfer, pledge, encumber or otherwise dispose of any of the capital stock of 16/6, (ii) negotiate with any other Person (other than representatives of DRC) regarding the possible disposition of the capital stock or the business or all or substantially all of the Assets or any division or line of business of 16/6, or (iii) initiate or solicit any of the foregoing. 16/6 and the Principal Shareholder shall not provide any information relating to the Merger 16/6 and the Principal Shareholder agree that the Merger hereunder is a unique opportunity and that DRC shall have the right, in addition to any other rights it may have, to specific enforcement against 16/6 and the Principal Shareholder of their obligations set forth in this Section 5.3.

      SECTION 5.4. SHAREHOLDER APPROVAL. As soon as practicable after the date hereof, 16/6, and Merger Sub shall submit the Merger to their respective 16/6 Shareholders for approval. The Board of Directors of 16/6 and Merger Sub will recommend to their respective shareholders approval of this Agreement and the Merger and shall take all such actions consistent with the fiduciary obligations of such Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies. The Principal Shareholder shall vote his Shares to approve the Merger. At or prior to the Closing Date, the Principal Shareholder shall obtain, and provide copies to DRC of, the irrevocable proxies of their respective spouses.

      SECTION 5.5. DISSENTER'S RIGHTS. The Principal Shareholder shall cause 16/6 to take all actions required to be taken by it by reason of the transactions contemplated herein pursuant to Chapter 15, Subchapter D of the BCL. 16/6 and the Principal Shareholder shall promptly notify DRC upon receipt of any notice of intent to dissent from any Shareholder.

      SECTION 5.6. UPDATE OF DISCLOSURE.
                   --------------------

      (a) Prior to the Effective Time, 16/6, the Principal Shareholder and DRC shall promptly notify the other in writing of: (i) the discovery by any of them of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by any of them in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by any of them in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules; (iv) any material breach of any covenant or obligation of any of them ; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles VI and VII impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on the Companies' assets or the business or the operation of the Facilities. No notification given to any party pursuant to this Section 5.7(a) shall limit or otherwise affect (i) any representations, warranties, covenants or obligations of the other parties contained in this Agreement or (ii) any of such party's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of the other parties contained in this Agreement.

      (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.7(a) requires any change in the Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the party obtaining such information shall notify the other shall promptly deliver an update to the Schedules specifying such change. No such update shall be deemed to supplement or amend the Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by a party hereto in this Agreement, or (ii) determining whether any of the conditions set forth in
Article VI has been satisfied, nor shall such update affect any of a party's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of a party hereto contained in this Agreement.

      SECTION 5.7. EXCLUSIVITY. DRC shall not provide any information relating to the Merger or disclose to any third party that 16/6 has considered entering into a Merger or the sale of one or more of the Companies.

                                   ARTICLE VI

            CONDITIONS PRECEDENT TO DRC AND MERGER SUB'S OBLIGATIONS

      Unless waived by DRC, DRC's and Merger Sub's obligations to consummate the Merger are subject to the fulfillment, prior to or at the Effective Time or as otherwise specified, of each of the conditions set forth below. 16/6 and the Principal Shareholder covenant that, to the extent within their control, they will use their good faith best efforts, subject to the terms of this Agreement, to satisfy, or cause to be satisfied, the conditions precedent to the obligations of DRC and Merger Sub set forth in this Article VI. Upon failure of any of the following conditions, DRC may terminate this Agreement.

      SECTION 6.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of 16/6 and the Principal Shareholder contained in this Agreement or on any Schedule, list, certificate or other document delivered pursuant to the provisions hereof shall be true and correct at and as of the date hereof and as of the Effective Time as though such representations and warranties were made at and as of such time except to the extent affected by the transactions herein contemplated.

      SECTION 6.2. PERFORMANCE OF COVENANTS. 16/6and the Principal Shareholder shall have performed or complied with each of their agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

      SECTION 6.3. DELIVERY OF CLOSING CERTIFICATES. 16/6 and the Principal Shareholder shall have executed and delivered to DRC certificates dated as of the Effective Time upon which DRC may rely, certifying that the statements made in Sections 6.1 and 6.2 are true, correct and complete as of the Effective Time.

      SECTION 6.4. GOOD STANDING AND OTHER CERTIFICATES. 16/6 shall have delivered to DRC (a) copies of 16/6's charters, including all amendments thereto, certified by the Department of State of Pennsylvania or other appropriate official of their respective jurisdiction of incorporation, dated as of a date not more than twenty (20) days prior to the Effective Time, (b) a certificate from the appropriate official of 16/6's jurisdiction of incorporation to the effect that such Company is in good standing or subsisting in such jurisdiction and listing all charter documents of such Company on file, dated as of a date not more than twenty (20) days prior to the Effective Time,
(c) a certificate from the appropriate official in each jurisdiction in which 16/6 is qualified to do business to the effect that 16/6 is in good standing in such jurisdiction, dated as of a date not more than twenty (20) days prior to the Effective Time, (d) a no taxes due certificate as to the tax status of each of 16/6 from the appropriate official in each state in which such 16/6 is qualified to do business, dated as of a date not more than twenty (20) days prior to the Effective Time, and (e) a copy of the By-Laws of 16/6, certified by the Secretary of 16/6 as being true and correct and in effect on the Effective Time.

      SECTION 6.5. DISSENTER'S RIGHTS. There shall have been no dissenter's rights.

      SECTION 6.6. DUE DILIGENCE. DRC shall have completed its due diligence investigation of the Companies, the Facilities and the Real Properties to its sole satisfaction, including that all material contracts of 16/6 will not be adversely affected by the Merger.

      SECTION 6.7. LEGAL MATTERS. No suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or seeks to restrain or prohibit, or obtain damages by reason of, consummation of the transactions contemplated hereby, and neither DRC or Merger Sub nor the Principal Shareholder or 16/6 shall have received any nonroutine requests for information with request to the transactions covered hereby from any governmental agency or any Noncompliance Claim which have not been resolved as of or prior to Effective Time.

      SECTION 6.8. NO MATERIAL ADVERSE CHANGE. Except as may be contemplated in this Agreement, there shall not have been any material adverse change in the assets or liabilities, condition (financial or otherwise), results of operations or prospects of 16/6 or the Assets

      SECTION 6.9. LEGAL OPINION. DRC shall have received an opinion dated the Effective Time from counsel to 16/6 and the Principal Shareholder, in form and substance reasonably satisfactory to DRC and its counsel.

      SECTION 6.10. OTHER DOCUMENTS. 16/6 and the Principal Shareholder shall have delivered to DRC such other documents or instruments reasonably required to be delivered or reasonably requested to be delivered by 16/6 and the Principal Shareholder at or prior to the Effective Time by this Agreement.

      SECTION 6.11. APPROVALS. The Boards of Directors of DRC, Merger Sub, and the 16/6 Shareholders shall have approved the transaction contemplated hereby.

                                   ARTICLE VII

                             CONDITIONS PRECEDENT TO
                   16/6 AND PRINCIPAL SHAREHOLDER' OBLIGATIONS
                   -------------------------------------------

      Unless waived by 16/6 and the Principal Shareholder, 16/6's and the Principal Shareholder' obligations to consummate the Merger is subject to the fulfillment, prior to or at the Effective Time, of each of the conditions set forth below. DRC covenants that, to the extent within its control, it will use its good faith best efforts, subject to the terms of this Agreement, to satisfy, or cause to be satisfied, the conditions precedent to the obligations of 16/6 and the Principal Shareholder set forth in this Article VII. Upon failure of any of the following conditions, 16/6 and/or the Principal Shareholder may terminate this Agreement.

      SECTION 7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of DRC and Merger Sub contained in this Agreement shall be true and correct at and as of the date hereof and as of the Effective Time as though such representations and warranties were made at and as of such time except to the extent affected by the transactions herein contemplated.

      SECTION 7.2. PERFORMANCE OF COVENANTS. DRC and Merger Sub shall have performed or complied with each of its agreements and covenants required by this Agreement to be performed or complied with by such parties prior to or at the Effective Time, including, without limitation, payment of the Merger Consideration.

      SECTION 7.3. DELIVERY OF CLOSING CERTIFICATE. DRC shall have executed and delivered to 16/6 and the Principal Shareholder a certificate of an executive officer of each of DRC and Merger Sub dated as of the Effective Time upon which the Principal Shareholder and 16/6 may rely, certifying that the statements made in Sections 7.1 and 7.2 are true, correct and complete as of the Effective Time.

      SECTION 7.4. GOOD STANDING AND OTHER CERTIFICATES. DRC and Merger Sub shall have delivered to 16/6 (a) copies of each of DRC's and Merger Sub's charters, including all amendments thereto, certified by an officer of the corporation, (b) a certificate from the appropriate official of Merger Sub's jurisdiction of incorporation to the effect that such company is in good standing or subsisting in such jurisdiction and listing all charter documents of each such company on file, dated as of a date not more than twenty (20) days prior to the Effective Time, (c) a copy of the By-Laws of each of DRC and Merger Sub, certified by the Secretary of each of DRC and Merger Sub as being true and correct and in effect on the Effective Time.

      SECTION 7.5. LEGAL MATTERS. No suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or seeks to restrain or prohibit, or obtain damages by reason of, consummation of the transactions contemplated hereby, and neither DRC or Merger Sub nor the Principal Shareholder or the Companies shall have received any nonroutine requests for information with request to the transactions covered hereby from any governmental agency or any Noncompliance Claim which have not been resolved as of or prior to Effective Time.

      SECTION 7.6. LEGAL OPINION. 16/6 shall have received an opinion dated the Effective Time from counsel to DRC and the Merger Sub, in form and substance reasonably satisfactory to 16/6.

      SECTION 7.7. OTHER DOCUMENTS. DRC AND THE MERGER SUB shall have delivered to 16/6 and the Principal Shareholder all such other documents or instruments reasonably required to be delivered by DRC and/or the Merger Sub at or prior to the Effective Time by this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      SECTION 8.1. GENERAL INDEMNIFICATION OBLIGATIONS OF THE PRINCIPAL SHAREHOLDER AND DRC.

      (a) The Principal Shareholder shall indemnify DRC and the Surviving Corporation, together with their respective officers, directors, shareholders, employees, agents and representatives (collectively, the "DRC Indemnified Parties") and hold them harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including without limitation reasonable attorneys' fees and court costs) (referred to herein as a "Loss"), resulting from (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of 16/6 or the Principal Shareholder under this Agreement, including without limitation any failure by the Principal Shareholder to perform their duties as Exchange Agents pursuant to
Article I hereof; (ii) any liability to any Dissenting shareholders, Dissenting Shares or shareholders, (iii) any taxes, interest, penalties and additions to tax that are required to be paid to the United States Government or any state or local taxing authority by the Companies or otherwise resulting from the operation of the Facilities for any period prior to the Effective Time which are not accrued on 16/6's balance sheet, (iv) any accounts receivable existing as of the Effective Time which are not fully collectible within 90 days of the date of such receivable, or, if such accounts receivable are included on Schedule 2.14, within such later time as set forth in Schedule 2.14, in each case in excess of the reserve on the balance sheet for uncollectible accounts receivable, (v) any settlements, collections, civil monetary penalties or other obligations due and owing to any other third-party payer relating to periods prior to the Effective

Time with respect to 16/6 which are not accrued on 16/6's Balance Sheet; (vi) any claim relating to any liability of 16/6, the Principal Shareholder arising from events or transactions occurring on or before the Effective Time; (vii) any liability arising out of 16/6's non-compliance with any state statute; and
(viii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other reasonable expenses incident to any of the foregoing.

      (b) DRC, up to the Merger Consideration, but not otherwise shall indemnify the Principal Shareholder, together with 16/6's respective officers, directors, shareholders, employees, agents and representatives immediately preceding the consummation of the Merger (collectively the "16/6 Indemnified Parties") and hold them harmless against and with respect to any and all Losses resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of DRC or the Surviving Corporation under this Agreement; (ii) performance of its duties as Successor Exchange Agent; (iii) any taxes, interest, penalties and additions to tax that are required to be paid to the United States Government or any state or local taxing authority by the Companies or otherwise resulting from the operation of 16/6 that were accrued on the balance sheet as owing but not required to be paid as of the Effective Time, (iv ) subject to Section 8.1(a), any liability or claim relating to the Surviving Corporation arising from events or transactions occurring after the Effective Time; and (vi) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other reasonable expenses incident to any of the foregoing.

      SECTION 8.2. METHOD OF ASSERTING CLAIMS, ETC.

      (a) In the event that any claim or demand for which the Principal Shareholder would be liable to a DRC Indemnified Party or DRC would be liable to a 16/6 Indemnified Party (hereinafter the DRC Indemnified Party and the 16/6 Indemnified Party are sometimes collectively referred to as "Indemnified Party") hereunder is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall promptly notify the indemnifying party under Section 8.1(a) or Section 8.1(b) above (hereinafter collectively referred to as the "Indemnifying Party") of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice")). The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party, whether or not they desire, at its sole cost and expense, to defend the Indemnified against such claim or demand.

      (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter; provided, however, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Party, then the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder; provided, however, that the Indemnified Party shall not settle any such claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be reasonably withheld. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

      (c) If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnifying Party or by the Indemnified Party (but the Indemnified Party shall not have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

      (d) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after its receives the Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

      SECTION 8.3. PAYMENT. Upon the determination of liability under Section
8.2 hereof, the Indemnifying Party shall pay the Indemnified Party, within ten days after such determination, the amount of any claim for indemnification made hereunder less the sum of any amounts reasonably recoverable by the Indemnified Party under insurance policies with respect to such claim (except to the extent of any subrogation rights of the Indemnifying Party); provided, however, that the Principal Shareholder' obligations pursuant to Sections 8.1 and 8.2 hereof shall be satisfied after reduction for insurance proceeds, if any, shall be paid by, the Principal Shareholder directly. Upon the payment in full of any claim, either by set-off or otherwise, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim

      SECTION 8.4. LIMITATIONS ON INDEMNIFICATION. Except with respect to claims based on fraud, intentional misconduct or willful misrepresentation by 16/6 or the Principal Shareholder (which claims shall be unlimited), the total maximum aggregate indemnification liability of the Principal Shareholder for all claims pursuant to Section 8.1 hereof shall not exceed the Merger Consideration.

      SECTION 8.5. OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including with limitation to the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

      SECTION 8.6. RECORDS. On the Effective Time, the Principal Shareholder shall deliver, or cause to be delivered, to DRC all resident lists and records and all other records and files not then in DRC's possession relating to the operations of the Facilities.

      SECTION 8.7. TAX MATTERS. After the Effective Time, the Principal Shareholder shall cooperate with DRC, the Surviving Corporation and their representatives as may be reasonably requested by them or otherwise necessary or appropriate for the preparation and filing of all tax returns with respect to 16/6 for taxable periods on or prior to the Effective Time. To the extent that any tax liability with respect to a period covered by 16/6's balance sheet is not accrued on 16/6's balance sheet, it shall be the obligation of the Principal Shareholder, and shall be paid by the Principal Shareholder according to Section
8.3 hereof. The Principal Shareholder shall also cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, taxes of the Companies for periods on or prior to the Effective Time.

                                   ARTICLE IX

                                    DRC STOCK
                                    ---------

      SECTION 9.1. DRC STOCK. The common stock constituting a portion of the Merger Consideration shall be fully paid, nonassable common stock of DRC, par value, $.01 and shall bear the following legend. The DRC Stock shall have registration rights consistent with the Registration Rights Agreement attached hereto as Exhibit 9.1. The DRC Stock shall contain the following restrictive legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("'33 ACT"), OR ANY OTHER SECURITIES AUTHORITY. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE `33 ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUE THAT THE SOLE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.


                                    ARTICLE X
                                   TERMINATION
                                   -----------

      SECTION 10.1. TERMINATION. This Agreement may be terminated at any time before the Effective Time as follows:

      (a) Pursuant to Articles VI, VII and IX hereof;

      (b) By mutual consent of the Principal Shareholder and DRC;

      (c) By DRC (i) if any of the representations and warranties contained in
Article II hereof were incorrect when made or at any time thereafter, (ii) if 16/6 and/or the Principal Shareholder are in material breach of any of their respective obligations under this Agreement and such breach has not been cured within ten (10) days after written notice to the breaching party, or (iii) if there has occurred any material adverse change in the assets or liabilities, condition (financial or otherwise), results of operations or prospects of the Companies, the Facilities or the Real Properties since the Balance Sheet Date; or

      (d) By 16/6 or the Principal Shareholder (i) if any of the representations and warranties contained in Article III hereof were incorrect when made or at any time thereafter, or (ii) if DRC or Merger Sub are in material breach of any of their respective obligations under this Agreement and such breach has not been cured within ten (10) days after written notice to the breaching party.

      SECTION 10.2. EFFECT OF TERMINATION.
                    ---------------------

      (a) If this Agreement is terminated by 1/6 or the Principal Shareholder pursuant to Section 10.1(d) hereof, 16/6 and/or the Principal Shareholder shall be entitled to retain the Consideration Stock as liquidated damages, and neither DRC, Merger Sub nor any of their respective officers, directors, shareholders, employees, agents or representatives shall have any further liability arising out of this Agreement or the termination thereof.

      (b) If this Agreement is terminated by DRC or Merger Sub pursuant to
Section 10.1(c) hereof, DRC and Merger Sub shall be entitled to retain and/or receive from 16/6 and the Principal Shareholder the Initial Payment as liquidated damages, and neither 16/6, the Principal Shareholder nor any of their respective officers, directors, shareholders, employees, agents or representatives shall have any further liability arising out of this Agreement or the termination thereof.


                                   ARTICLE XI

                             COVENANT NOT TO COMPETE
                             -----------------------

      SECTION 11.1. COVENANT NOT TO COMPETE.
                    -----------------------

      (a) The Principal Shareholder acknowledge that an important part of the consideration which DRC will receive in connection with the transactions contemplated hereby is the goodwill of 16/6's Assets and business. As such, the Principal Shareholder agree that for a period of three (3) years from and after the Effective Time, each of the Principal Shareholder, and any corporation, partnership or other business entity or Person controlling, controlled by or under common control with any of the Principal Shareholder ("Restricted Party") shall not, directly or indirectly, operate, manage, own, control, finance or provide financing for, be a consultant for or enter into a management service contract with, (i) any entity in competition with 16/6 or developing a product in competition with or superceding in any way either the Patent or the Assets, or (ii) any entity existing or to be formed that competes in any way with 16/6 or with any other facility of DRC.

      (b)The period of time during which the Restricted Parties are prohibited from engaging in, causing or permitting certain activities pursuant to the terms of this Section 11.1 shall be extended by the length of time during which such Restricted Party is in breach of any of the terms of Section 11.1(a)).

      (c)The invalidity of any one or more of the words, phrases, sentences or clauses contained in this Section 11.1 shall not affect the enforceability of the remaining portions of Section 11.1(a) If one or more of the words, phrases, sentences or clauses contained in this Section 11.1 shall be invalid, this
Section 11.1 shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences or clause or clauses had not been inserted, and if such invalidity should be caused by the length of any period of time , such period of time shall, without need of further action by any party hereto, be deemed to be reduced to a period that will cure such invalidity.

      (d) The Principal Shareholder further acknowledge that their failure to comply with any of the provisions of this Section 11.1 will result in irreparable injury and continuing damage to DRC for which there will be no adequate remedy at law and that, in the event of a failure of a Principal Shareholder so to comply, DRC shall be entitled to preliminary and permanent injunction relief as may be proper and necessary to ensure compliance with all of the provisions of this Section 11.1 without having to prove actual damages or to post a bond. DRC shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DRC may be entitled in law or equity.


                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

      SECTION 12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement or in any Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive for a period of two (2) years after the Effective Time. Notwithstanding any investigation conducted before or after the Closing or the decision of any party to consummate the Closing, DRC, on the one hand, and Principal Shareholder, on the other, shall be entitled to rely and is hereby declared to have reasonably relied upon the representations and warranties of the other.

      SECTION 12.2. PUBLIC ANNOUNCEMENTS. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as DRC and the Principal Shareholder shall mutually agree; provided that nothing herein shall prevent any party, upon notice to the other, making such public announcements as such party's counsel may consider necessary in order to satisfy the party's legal and contractual obligations in such regard.

      SECTION 12.3. COSTS AND EXPENSES. Except as expressly otherwise provided in this Agreement, each party shall bear its own costs and expenses incurred in connection with this Agreement.

      SECTION 12.4. PERFORMANCE. In the event of a breach by any party of its obligations hereunder, the other party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement.

      SECTION 12.5. BENEFIT AND ASSIGNMENT. This Agreement binds and inures to the benefit of each party hereto and its or his respective heirs, executors, successors and proper assigns. No party hereto may assign its or his interest under this Agreement to any other Person or entity without the prior written consent of the other party.

      SECTION 12.6. EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement supersedes and replaces the Original Agreement in its entirety.

      SECTION 12.7. COOPERATION/FURTHER ASSISTANCE. Subject to the terms and conditions herein provided, each of the parties hereto shall use its or his best efforts to take, or cause to be taken, all things necessary, proper and advisable under the provisions of this Agreement and under applicable law consummate and make effective the transactions contemplated by this Agreement.

      SECTION 12.8. ACCOUNTS RECEIVABLE. After the Effective Time, DRC and/or the Surviving Corporation will use reasonable efforts to attempt to collect accounts receivable of the Companies existing as of the Effective Time.

      SECTION 12.9. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by telecopy, transmission confirmed, or by certified or by registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

      IF TO 16/6 OR THE PRINCIPAL SHAREHOLDER:

      Thomas Smith
      1154 Lake Drive
      West Chester, Pa 19382




      WITH A COPY TO:

      IF TO DRC, MERGER SUB OR THE SURVIVING CORPORATION:
      Daleco Resources Corporation
      120 North Church Street
      West Chester, Pa 19380
      Attn:  Gary J. Novinskie

      WITH A COPY TO:
      C. Warren Trainor
      Ehmann, Van Denbergh & Trainor, P.C.
      Suite 725, Two Penn Center Plaza
      Philadelphia, Pa 19102


      SECTION 12.10. WAIVER, DISCHARGE, ETC. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto. The failure of any party to enforce at any time of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity off this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

      SECTION 12.11. RIGHTS OF PERSONS NOT PARTIES. Nothing contained in this Agreement shall be deemed to create rights in Persons not parties hereto, other than the heirs, successors and proper assigns of the parties hereto.

      SECTION 12.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania disregarding any rules relating to the choice or conflict of laws.

      SECTION 12.13. SERVICE OF PROCESS AND SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction of the Courts of the Commonwealth of Pennsylvania and waives any and all objections to jurisdiction that such Person may have under applicable law.

      SECTION 12.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

      SECTION 12.15. SCHEDULES. The parties hereto acknowledge that the Schedules hereto were not present at the time of the execution of this Agreement. This Agreement shall not be effective and binding on the parties hereto until the Schedules are prepared delivered and attached hereto within a reasonable time, but in any event not later from ten (10) business days from the date hereof.

                              [CONTINUED NEXT PAGE]

      IN WITNESS WHEREOF, each of the parties hereto has executed this First Amended and Restated Agreement and Plan of Merger as of the day and year first written above.

                          DALECO RESOURCES CORPORATION


                          /s/
                          ----------------------------------------
                          By:  GARY J. NOVINSKIE
                          Its: PRESIDENT

                          DROC ACQUISITION, INC.


                          /s/
                          ----------------------------------------
                          By:  GARY J. NOVINSKIE
                          Its: PRESIDENT


                          16/6, INC.

                          /s/
                          ----------------------------------------
                          By:  THOMAS SMITH
                          Its: PRESIDENT

                          PRINCIPAL SHAREHOLDER



                          /s/
                          ----------------------------------------
                          THOMAS SMITH

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.1
                          16/6, INC. STOCKHOLDERS LIST



HOLDER                    SHARES HELD                    PERCENTAGE

Thomas R. Smith           100                            100%

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.7
                      REQUIRED GOVERNMENTAL AUTHORIZATIONS



None

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.8
                          CONTRACTS IN EXCESS OF $5,000



None

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.9
                             16/6, INC. LIABILITIES




None as of the Agreement date - See Financial Statements Dated 7/31/01, Appendix "A"

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.11
                        16/6, INC. INTELLECTUAL PROPERTY



a.)      I-Squared Patent Pending,  " System and Method for Providing Content"
            Number 09/659641

b.) ITOP 1.0 Business Segment Analysis Software program and Business Plan Dated May 2001

c.)      16/6, Inc. Corporate Logo

d.)      16/6 Inc. Computer Files



Copies of the above are included as part of Appendix "A"

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.12
                            16/6, INC. REAL PROPERTY




None as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.13
                          16/6, INC. TANGIBLE PROPERTY




None as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.14
                  16/6, INC. ACCOUNTS RECEIVABLE AND INVENTORY


a.) Accounts Receivables - Sunset Mortgage, $5,000, 60 days old as of Agreement Date, See Financial Statements included in Appendix "A"

b.) Inventory - None as of the Agreement date, See Financial Statements included in Appendix "A"

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.16
                          16/6, INC. LEGAL PROCEEDINGS


None as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.18
                          16/6, INC. INSURANCE POLICIES


None as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                 SCHEDULE 2.18.1
                16/6, INC. ENVIRONMENTAL COMPLIANCE REQUIREMENTS


None as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 2.19
                                16/6, INC. TAXES


No Federal and or State Tax filings required as of the Agreement date

                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith


                                  SCHEDULE 3.1
                          DALECO RESOURCES CORPORATION
                              DRC ACQUISITION ,INC.
                       CORPORATION ORGANIZATION & STANDING


a.) Daleco Resources Corporation ("DRC") is duly organized as a Delaware Corporation. At present DRC is disputing the amount of incremental corporate franchise tax levied by the State of Delaware, which affect its corporate standing with the State. Once the dispute is resolved, DRC will be in full good standing with the State.

b.) DRC Acquisition Corporation is duly organized as a Pennsylvania Corporation. The Company is in Good Standing with the State.

























                          Agreement and Plan of Merger
                               Dated July 7, 2001
                                      Among
               Daleco Resources Corporation, DRC Acquisition, Inc.
                                       And
                            16/6, Inc., Thomas Smith






                                  APPENDIX "A"